Exhibit 10.1

Stock Option Amendment — Award Identification No. P040380

Amendment Number 1 (the “Amendment”) to the
Stock Option Agreement with Emmanouil Kotzabasakis
dated on or about August 18, 2003 under the
1995 Stock Option Plan, as amended (the “Plan”)

Dated as of December 29, 2006

The Stock Option Agreement (the “Option Agreement”) between Emmanouil Kotzabasakis and Aspen Technology, Inc. (the “Company”) dated as of August 18, 2003 (the “Grant Date”) with respect to non-qualified options to purchase 98,488 shares of common stock of the Company (the “Shares”) is hereby amended as follows.

WHEREAS, the Option Agreement was intended to have an Exercise Price Per Share equal to fair market value (as defined in the Plan) at the time it was granted; and

WHEREAS, the Company has since determined that there are reasonable grounds to conclude that the Exercise Price Per Share specified in the Option Agreement was below fair market value (as defined in the Plan) on the Grant Date; and

WHEREAS, the Company and Emmanouil Kotzabasakis have determined that it is appropriate and in their mutual best interests to increase the Exercise Price Per Share under the Option Agreement to ensure that it is equal to the fair market value of the Shares on the Grant Date.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               The Exercise Price Per Share of $2.75 for the 67,711 Options which vest on or after January 1, 2005 is hereby changed to $2.85 (which represents the best currently available estimate of the fair market value of the Shares on the Grant Date).

2.               The parties agree that if the Company ultimately determines that the fair market value of the Shares on the Grant Date was higher or lower than $2.85, then the Exercise Price Per Share shall be further adjusted to be equal to such fair market value.

3.               The Company agrees that in the event that it makes any accommodation to other optionees who may have the Exercise Price Per Share of their Options increased as a result of such optionees having received an option which was issued with an exercise price below fair market value on the applicable grant date, then the

                        Company will offer to make a similar accommodation for Emmanouil Kotzabasakis.

4.               The defined terms in this Amendment shall have the same meanings as set forth in the Option Agreement and the Plan.

5.               Except as set forth in this Amendment, all other terms and conditions of the Option Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

Aspen Technology, Inc.

By:	/s/ B.T. Miller	By:	/s/ E. Kotzabasakis

	Name: Bradley Miller		Name: E.M. Kotzabasakis
	Title: CFO		Title: SVP Sales